Exhibit 99.1

Media Contact	February 27, 2009

Andy Brimmer, 205-410-2777

Investor Relations Contact

Mary Ann Arico, 205-969-6175

maryann.arico@healthsouth.com

HEALTHSOUTH ISSUES PRELIMINARY COMMENTS ON THE PRESIDENT’S HEALTHCARE BUDGET PROPOSAL AND ANNOUNCES PLANS TO HOST A CONFERENCE CALL

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) provided preliminary comments on President Obama’s budget proposal released by the Office of Management and Budget on February 26, 2009.

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HealthSouth has been a leader in advocating policy aimed at eliminating barriers within Medicare’s current fragmented post-acute care system and the inefficiencies created by those barriers, so that we can provide high quality, cost effective care to patients who need it.

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The President’s proposal to “bundle” post-acute care services may offer real potential to improve Medicare’s post-acute care system; if done appropriately and carefully, it could result in improved patient care.

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We believe further research and study is appropriate and necessary. The Centers for Medicare & Medicaid Services (“CMS”) is in the process of conducting multiple studies and research in these areas and we support these research initiatives.

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The details, structure, and timing of the budget proposal are still largely unknown, but we do know the proposal would need Congressional approval. Moreover, it would be extremely important to guarantee that appropriate safeguards are put in place to ensure that payment dollars are allocated to the actual providers of quality post-acute care. To do otherwise would be problematic, both for healthcare providers and patients who need the services.

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We look forward to working with the Administration, Congress, and the acute hospital and post-acute care provider communities on this important issue. As the nation’s leading provider of comprehensive rehabilitative healthcare services, HealthSouth looks forward to offering insights on the current fragmented and inefficient post-acute care system that, in many instances, constrains providers from offering comprehensive post-acute care and services to all patients who would benefit from such care.

HealthSouth will host a conference call at 9:30 a.m. EST on Monday, March 2, 2009, to share its thoughts on the Obama Administration Budget Proposal. The conference call may be accessed by dialing (866) 406-5369 and giving the pass code 88096717. International callers should dial (973) 582-2847 and give the same pass code. Please call approximately 10 minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com/ by clicking on an available link.

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